Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-259659) on Form S-8 and (No. 333-258823) on Form S-3 of our report dated March 16, 2022, with respect to the consolidated financial statements and financial statement schedule II - Valuation Accounts of Hillman Solutions Corp..

/s/ KPMG LLP
Cincinnati, Ohio

February 27, 2023